Filed Pursuant to Rule 424(b)(3)

Registration No. 333-289552

PROSPECTUS SUPPLEMENT NO. 3

(TO PROSPECTUS DATED SEPTEMBER 19, 2025)

75,000 Common Shares

Offered by the Selling Shareholders

RUBICO INC.

This is a supplement (the “Prospectus Supplement”) to the prospectus, dated September 19, 2025 (as supplemented or amended from time to time, the “Prospectus”) of Rubico Inc. (the “Company”), which forms a part of the Company’s Registration Statement on Form F-1 (Registration No. 333-289552), as amended from time to time.

This Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with the information contained in the Company’s Report on Form 6-K, furnished to the U.S. Securities and Exchange Commission (the “Commission”) on November 14, 2025 (the “Form 6-K”). Accordingly, the Form 6-K is attached to this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 14, 2025.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13A-16 OR 15D-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of November 2025

Commission File Number: 001-42684

RUBICO INC.

(Translation of registrant’s name into English)

20 Iouliou Kaisara Str
19002 Paiania

Athens, Greece

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒ Form 40-F ☐

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

On November 12, 2025, the Registrant issued a press release, a copy of which is attached hereto as Exhibit 99.1.

As of November 13, 2025, Rubico Inc. (the “Company”) had 40,827,280 common shares, par value $0.01 per share (the “Common Shares”), issued and outstanding, which included Common Shares issued upon the exercise of the Class A Warrants to purchase one Common Share (the “Class A Warrants”) and warrants issued to Maxim Group LLC (the “Representative Warrants”), following the Company’s recent public offering of Common Shares, Class A Warrants and Representative Warrants.

If all of the remaining Class A Warrants are exercised on a zero cash basis after the second warrant reset date on November 18, 2025 (the “Second Reset Date”), there will be 15,674,560 additional Common Shares issued and outstanding. If all of the remaining Representative Warrants are exercised on a zero cash basis after the Second Reset Date, there will be an additional 1,863,052 Common Shares issued and outstanding. See our Current Report on Form 6-K, filed with the U.S. Securities and Exchange Commission on November 7, 2025, for the description of the Class A Warrants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rubico Inc.

Date: November 14, 2025	By: /s/ Nikolaos Papastratis
Nikolaos Papastratis
Chief Financial Officer